CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 57 to the Registration Statement (Form N-1A Nos. 33-31809 and 811-05883) of our reports dated December 23, 2020 on the financial statements and financial highlights of BNY Mellon International Stock Index Fund, BNY Mellon S&P 500 Index Fund  and BNY Mellon Smallcap Stock Index Fund (three of the funds constituting BNY Mellon Index Funds, Inc.) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended October 31, 2020.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

February 22, 2021